HEI Exhibit 99.2

TWELFTH AMENDMENT TO TRUST AGREEMENT BETWEEN

HAWAIIAN ELECTRIC INDUSTRIES, INC. AND

FIDELITY MANAGEMENT TRUST COMPANY

THIS TWELFTH AMENDMENT TO TRUST AGREEMENT is made and entered into August 1, 2007, and is effective on that date unless otherwise noted below, by and between Fidelity Management Trust Company (the “Trustee”) and Hawaiian Electric Industries, Inc. (the “Sponsor”);

WITNESSETH:

WHEREAS, the Trustee and the Sponsor heretofore entered into a Trust Agreement dated February 1, 2000, and amended August 1, 2000, November 1, 2000, April 1, 2001, December 31, 2001, January 1, 2002, April 1, 2002, July 1, 2002, September 1, 2003, February 2, 2004, October 3, 2005, and November 1, 2006 (the “Trust Agreement”) for the Hawaiian Electric Industries Retirement Savings Plan (the “Plan”); and

WHEREAS, the Hawaiian Electric Industries, Inc. Pension Investment Committee (the “PIC”) is the named fiduciary responsible for selecting the investment options offered under the Plan; and

WHEREAS, the PIC wishes to change the participant default investment option referred to in Section 4(c) of the Trust Agreement from the ASB Money Market Account to the age appropriate Fidelity Freedom Fund; and

WHEREAS, the PIC wishes and hereby directs the Trustee, in accordance with Sections 4(b) and 7(b) of the Trust Agreement, effective August 1, 2007:

1)	at the close of business (4:00 p.m. ET), to liquidate all participant defaulted balances held in the ASB Money Market Account at its net asset value on such day, and to invest the proceeds in the Fidelity Freedom Fund determined according to a methodology selected by the PIC and communicated to the Trustee in writing at its net asset value on such day; and

2)	after the close of business (4:00 p.m. ET), to redirect all participant defaulted contributions directed to the ASB Money Market Account and invest them in the Fidelity Freedom Fund determined according to a methodology selected by the PIC and communicated to the Trustee in writing; and

3)	after the close of business (4:00 p.m. ET), to permit no further participant defaulted investments in the ASB Money Market Account.

The parties hereto agree that the Trustee shall have no discretionary authority with respect to this sale and transfer directed by the PIC. Any variation from the procedure described herein may be instituted only at the express written direction of the PIC; and

WHEREAS, the PIC hereby directs the Trustee that the liquidation and redirection referenced in the preceding recital shall not apply to participant-directed investments to the ASB Money Market Account; and

WHEREAS, in furtherance of the foregoing, the Sponsor and the Trustee desire to amend said Trust Agreement as provided for in Section 13 thereunder;

NOW THEREFORE, in consideration of the above premises, the Sponsor and the Trustee hereby amend the Trust Agreement by:

(1)	Amending and restating Schedule “C”, in its entirety, as attached hereto.

IN WITNESS WHEREOF, the Trustee and the Sponsor have caused this Twelfth Amendment to be executed by their duly authorized officers effective as of the day and year first above written. By signing below, the undersigned represent that they are authorized to execute this document on behalf of the respective parties. Notwithstanding any contradictory provision of the agreement that this document amends, each party may rely without duty of inquiry on the foregoing representation.

HAWAIIAN ELECTRIC INDUSTRIES, INC. BY: HAWAIIAN ELECTRIC INDUSTRIES, INC. PENSION INVESTMENT COMMITTEE			FIDELITY MANAGEMENT TRUST COMPANY

By:	/s/ Eric K. Yeaman	7/11/07	By:	/s/ Rebecca Ethier	7/18/07
	Eric K. Yeaman	Date		FMTC Authorized Signatory	Date
Chairman

By:	/s/ Patricia U. Wong	7/11/07
	Patricia U. Wong	Date
Secretary

Schedule “C”

INVESTMENT OPTIONS

In accordance with Section 4(b), the PIC hereby directs the Trustee that participants’ individual accounts may be invested in the following investment options:

–	AIM Dynamics Fund (frozen to new investments effective January 1, 2006)

–	ASB Money Market Account

–	Fidelity Diversified International Fund

–	Fidelity Freedom 2000 Fund®

–	Fidelity Freedom 2005 Fund®

–	Fidelity Freedom 2010 Fund®

–	Fidelity Freedom 2015 Fund®

–	Fidelity Freedom 2020 Fund®

–	Fidelity Freedom 2025 Fund®

–	Fidelity Freedom 2030 Fund®

–	Fidelity Freedom 2035 Fund®

–	Fidelity Freedom 2040 Fund®

–	Fidelity Freedom 2045 Fund®

–	Fidelity Freedom 2050 Fund®

–	Fidelity Freedom Income Fund®

–	Fidelity Magellan® Fund

–	Fidelity Overseas Fund (frozen to new investments effective April 1, 2004)

–	Fidelity Puritan® Fund

–	Fidelity Retirement Money Market Portfolio

–	Fidelity U.S. Bond Index Fund

–	First American Mid Cap Growth Fund

–	HEI Common Stock Fund

–	Morgan Stanley Institutional Fund, Inc. International Equity Portfolio – Class B

–	Morgan Stanley Institutional Fund Trust Value Portfolio – Adviser Class

–	Neuberger Berman Partners Fund – Trust Class

–	Phoenix Mid-Cap Value Fund – Class A

–	Spartan U.S. Equity Index Fund

–	T. Rowe Price Growth Stock Fund

–	T. Rowe Price Small-Cap Stock Fund

The PIC hereby directs that for Plan assets allocated to a participant’s account, the investment option referred to in Section 4(c) shall be the Fidelity Freedom Fund determined according to a methodology selected by the PIC and communicated to the Trustee in writing. In the case of unallocated Plan assets, Plan assets received from the termination or reallocation of an investment option, or Plan assets described in Section 4(d)(vi)(B)(5), the Plan’s default investment shall be the ASB Money Market Account.

The PIC hereby directs the Trustee to update the methodology (i.e., date ranges) as additional Fidelity Freedom Funds® are launched and added in accordance with the preceding paragraph. Such updates will be made to the service as soon as administratively feasible following the launch of future Fidelity Freedom Funds®, unless otherwise directed by the PIC. The PIC hereby directs the Trustee to add any additional Fidelity Freedom Funds® as permissible investment options as they are launched, such funds being available to Plan participants as of the open of trading on the New York Stock Exchange on their respective inception dates or as soon thereafter as administratively possible, unless otherwise directed by the PIC.

HAWAIIAN ELECTRIC INDUSTRIES, INC.
BY:	HAWAIIAN ELECTRIC INDUSTRIES, INC. PENSION INVESTMENT COMMITTEE

By:	/s/ Eric K. Yeaman	7/11/07	By:	/s/ Patricia U. Wong	7/11/07
	Eric K. Yeaman	Date		Patricia U. Wong	Date
	Chairman			Secretary

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